As filed with the Securities and Exchange Commission on January 5, 2017

Registration No. 333-202633

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Southwest Gas Corporation

(Exact name of registrant as specified in its charter)

California	88-0085720
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Address of principal executive offices)

KAREN S. HALLER

Senior Vice President/General Counsel and Corporate Secretary

Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Name and address of agent for service)

(702) 876-7237

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 deregisters certain shares that were initially registered by Southwest Gas Corporation (the “Registrant”) on a Registration Statement on Form S-3 initially filed on March 10, 2015 (Registration No. 333-202633), (the “Registration Statement”), pursuant to which the Registrant registered $100,000,000 of common stock of the Registrant, par value $1.00 per share. Pursuant to the undertaking contained in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to deregister, as of the effective date of this Post-Effective Amendment No. 1, all securities remaining unsold under the Registration Statement.

On January 1, 2017, the Registrant implemented a holding company reorganization (the “Reorganization”) pursuant to the Agreement and Plan of Merger, dated as of December 28, 2016, by and among the Registrant, Southwest Gas Holdings, Inc. (“HoldCo”) and Southwest Reorganization Co. (“MergerSub”) and the Plan of Reorganization dated as of December 28, 2016, by and among the Company, HoldCo, MergerSub and Southwest Gas Utility Group, Inc. in accordance with the California Corporations Code. As a result of the Reorganization, the Registrant became a wholly owned subsidiary of HoldCo, and HoldCo became the successor issuer to the Registrant pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended. In the Reorganization, each share of the issued and outstanding common stock of the Registrant was converted automatically into one share of common stock of HoldCo.

As a result of the Reorganization, the Registrant terminated all offers and sales of its securities registered for issuance on the Registration Statement that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 5, 2017.

SOUTHWEST GAS CORPORATION

By:	/s/ John P. Hester
Name:	John P. Hester
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. Hester (John P. Hester)	Director, President and Chief Executive Officer	January 5, 2017

/s/ Karen S. Haller (Karen S. Haller)	Director, Senior Vice President, General Counsel and Corporate Secretary	January 5, 2017

/s/ Roy R. Centrella (Roy R. Centrella)	Director, Senior Vice President and Chief Financial Officer	January 5, 2017

(Michael J. Melarkey)	Director

/s/ Gregory J. Peterson (Gregory J. Peterson)	Vice President, Controller, and Chief Accounting Officer	January 5, 2017